Exhibit 4.3

EMPLOYEE STOCK OPTION AGREEMENT

THIS AGREEMENT made the ___ day of _____, 200_.

BETWEEN:

SMARTIRE SYSTEMS INC, of 150 - 13151 Vanier Place, Richmond, British Columbia, V6V 2J1

(herein called the "Company")

OF THE FIRST PART

AND:

__________________________

(herein called the "Optionee")

OF THE SECOND PART

WHEREAS:

A. The Optionee is an Employee, as defined herein;

B. The Company wishes the Optionee to continue as an Employee and to continue to receive the benefit of her/his services;

C. The Board of Directors of the Company (the "Board") has approved and adopted the 2003 Stock Incentive Plan (Non-U.S) and the 2003 Stock Incentive Plan (U.S), pursuant to which the Board or a committee of the Board duly appointed by the Board as the administrator thereof (the "Administrator") is authorized to grant to Employees stock options to purchase common shares in the capital of the Company;

D. The 2003 Stock Incentive Plan (U.S) provides for the granting of stock options that either (i) are intended to qualify as "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) do not qualify under Section 422 of the Code ("Non-Qualified Stock Options"); and

E The Administrator has authorized the grant to Optionee of an option to purchase common shares in the capital of the Company, which option is intended to be (select one):

[ ] an Option granted pursuant to, and as defined in, the 2003 Stock Incentive Plan (Non-U.S);

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[ ] an Incentive Stock Option granted pursuant to the 2003 Stock Incentive Plan (U.S)

[ ] a Non-Qualified Stock Option granted pursuant to the 2003 Stock Incentive Plan (U.S).

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of other good and valuable consideration and the sum of One ($1.00) Dollar now paid by the Optionee to the Company (the receipt and sufficiency whereof is hereby acknowledged), it is hereby agreed by and between the parties as follows:

1. In this Agreement, the following terms shall have the following meanings:

(a) "Employee" means any person, who is an Officer, a Director, an Employee or a Consultant, as defined in the Plan;

(b) "Expiry Date" means ________;

(c) "Notice of Exercise" means a notice in writing addressed to the Company at its address first recited, which notice shall specify therein the number of Optioned Shares in respect of which the Option is being exercised;

(d) "Option" means the irrevocable right and option to purchase, from time to time, all, or any part of the Optioned Shares granted to the Optionee by the Company pursuant to paragraph 2 hereof;

(e) "Optioned Shares" means the common shares of the Company, subject to the Option;

(f) "Plan" means the 2003 Stock Incentive Plan (Non-U.S) or the 2003 Stock Incentive Plan (U.S), as the context requires; and

(g) "Shares" means the common shares in the capital stock of the Company.

2. The Company hereby grants to the Optionee as an incentive and in consideration of her/his services and not in lieu of salary or any other compensation, subject to the relevant Plan which is incorporated by reference into this Agreement, and the terms and conditions hereinafter set forth, the Option to purchase a total of _______ (_____) Optioned Shares at an exercise price of $__________ per Optioned Share, and eligible for exercise immediately.

3. The Option shall, at 5:00 p.m., Vancouver time, on the Expiry Date, forthwith expire and terminate and be of no further force or effect whatsoever.

4. The Optionee acknowledges and agrees that:

(a) any Incentive Stock Option granted by the Administrator prior to the ratification of the 2003 Stock Incentive Plan (U.S) by the shareholders of the Company are granted subject to approval of the 2003 Stock Incentive Plan (U.S) by the holders

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of a majority of the Company's outstanding voting shares, voting either in person or by proxy at a duly held shareholders' meeting within twelve (12) months before or after its adoption by the Board of Directors of the Company; and

(b) if such shareholder approval is not sought, or is sought and is not obtained, all Incentive Stock Options granted prior thereto and thereafter shall be considered Non-Qualified Stock Options.

5. In the event of the death of the Optionee on or prior to the Expiry Date, the Option, or such part thereof as remains unexercised, may be exercised by the personal representative of the Optionee at any time prior to 5:00 p.m., Vancouver time, on the first anniversary of the date of death of the Optionee or prior to 5:00 p.m., Vancouver time, on the Expiry Date, whichever is the earlier.

6. The Company warrants that the Optionee is a bona fide Employee of the Company or subsidiary thereof.

7. The Optionee represents that she/he is an Employee. In the event the Optionee ceases to be an Employee prior to the Expiry Date for any reason other than just cause, the Option shall, at 5:00 o'clock p.m., Vancouver time, on the thirtieth (30) day after the date upon which the Optionee ceases to be an Employee, terminate and be of no further force or effect.

8. In the event that the Optionee is terminated as an Employee for just cause, the Option shall immediately terminate and be of no further force or effect.

9. Subject to the provisions hereof, the Option shall be exercisable in whole or in part (at any time and from time to time as aforesaid) by the Optionee or her/his personal representative giving a Notice of Exercise together with payment (by cash or by certified cheque, made payable to the Company, or Payment Shares as set out in this clause) in full of the purchase price for the number of Optioned Shares specified in the Notice of Exercise. Payment on exercise may be made by delivery of other freely tradable Company shares ("Payment Shares") delivered to the Company in transferable form provided such Payment Shares have been owned by the Optionee for at least six months prior to exercise. The Payment Shares will be valued at the closing bid price of the Company's shares as traded on the OTC Bulletin Board (or its principal trading market, if the Company is then listed on a more senior stock exchange or market) on the day the Notice of Exercise is received by the Company.

10. Upon the exercise of all or any part of the Option, the Company shall forthwith cause the registrar and transfer agent of the Company to deliver to the Optionee or her/his personal representative within ten (10) days following receipt by the Company of the Notice of Exercise a certificate in the name of the Optionee or her/his personal representative representing, in aggregate, the number of Optioned Shares specified in the Notice of Exercise and in respect of which the Company has received payment.

11. Nothing herein contained shall obligate the Optionee to purchase any Optioned Shares except those Optioned Shares in respect of which the Optionee shall have exercised her/his Option in the manner hereinbefore provided.

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12. In the event of any subdivision, redivision or change of the Shares of the Company at any time prior to the Expiry Date into a greater number of Shares, the Company shall deliver at the time of any exercise thereafter of the option such additional number of Shares as would have resulted from such subdivision, redivision or change if such exercise of the Option had been made prior to the date of such subdivision, redivision or change.

13. In the event of any consolidation or change of the Shares of the Company at any time prior to the Expiry Date into a lesser number of Shares, the number of Shares deliverable by the Company on any exercise thereafter of the Option shall be reduced to such number of Shares as would have resulted from such consolidation or change if such exercise of the Option had been made prior to the date of such consolidation or change.

14. The Optionee shall have no rights whatsoever as a shareholder in respect of any of the Optioned Shares (including any right to receive dividends or other distribution therefrom or thereon) except in respect of which the Option has been properly exercised in accordance with paragraph 7 hereof.

15. Time shall be of the essence of this Agreement.

16. This Agreement shall enure to the benefit of and be binding upon the Company, its successors and assigns, and the Optionee and her/his personal representative to the extent provided in paragraph 5 hereof.

17. Subject to paragraph 5, this Agreement shall not be transferable or assignable by the Optionee or her/his personal representative and the Option may be exercised only by the Optionee or her/his personal representative.

18. If at any time during the continuance of this Agreement, the parties hereto shall deem it necessary or expedient to make any alteration or addition to this Agreement, they may do so by means of a written agreement between them which shall be supplemental hereto and form part hereof.

19. In the event of any conflict between the terms and conditions contained herein and the Plan, the terms of the Plan shall govern.

20. Wherever the plural or masculine are used throughout this Agreement, the same shall be construed as meaning singular or feminine or neuter or the body politic or corporate where the context of the parties thereto require.

21. This Agreement may be executed in several parts in the same form and such parts as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

22. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the effective date of this Agreement.

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23. This Agreement will be governed by and construed in accordance with the law of British Columbia.

IN WITNESS WHEREOF the Company have executed this agreement as of the day and year first above written.

SMARTIRE SYSTEMS INC.

Per:
_______________________________________________________
Authorized Signatory

SIGNED, SEALED and DELIVERED by ________ in the presence of:

___________________________________
Signature
___________________________________
Print Name
___________________________________
Address
___________________________________

___________________________________
Occupation

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